UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2011

BIODEL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33451	90-0136863
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Saw Mill Road Danbury, Connecticut	06810
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 796-5000

100 Saw Mill Road, Danbury Connecticut 06810
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Listing or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 8, 2011, Biodel Inc. (the “Company”) received a notification from the NASDAQ Listing Qualifications Department providing notification that, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Listing Rule 5450(a)(1) (the “Rule”). The Company, in accordance with NASDAQ Listing Rule 5810(c)(3)(A), has been provided 180 calendar days, or until May 7, 2012, to regain compliance. To regain compliance, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days at any time before May 7, 2012.

If the Company does not regain compliance with the Rule by May 7, 2012, the Company will be notified that its securities are subject to delisting. At that time, the Company may appeal NASDAQ’s determination to delist its securities to a Hearings Panel. Alternatively, the Company also may consider applying to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in NASDAQ Listing Rule 5505, with the exception of bid price. If its application is approved, the Company will be afforded the remainder of The Nasdaq Capital Market’s second 180 calendar day grace period in order to regain compliance while on The Nasdaq Capital Market.

The Company has not yet determined what action, if any, it will take in response to this notice, although the Company intends to monitor the closing bid price of its common stock and to consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the NASDAQ minimum closing bid price requirement. The Company disclaims any intention or obligation to update this report for purposes of disclosing any action or response that the Company decides to take after the date hereof.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIODEL INC.
Date: November 9, 2011	By: /s/ Paul S. Bavier
Paul S. Bavier General Counsel and Secretary